EXHIBIT 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Moriah Shilton

Investor Relations

408-952-4356

Tessera Receives Second Office Action in ‘326 Patent Reexamination

SAN JOSE, Calif. – August 5, 2008 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced the U.S. Patent and Trademark Office (PTO) on August 1, 2008 issued a second office action in the ongoing ex parte reexamination of Tessera’s U.S. Patent No. 5,852,326 (the ‘326 patent). The patent relates to semiconductor packaging technologies used in a variety of applications. After receipt of the document, Tessera will have an opportunity to respond to the examiners’ decision, which rejects certain claims of the ‘326 patent. The initial office action on this patent was received on February 21, 2008.

After considerations of Tessera’s submission in response to the second office action, the examiners will issue another office action, which may or may not be a final rejection of the claims in question. There is no deadline for further action by the examiners. If a final rejection is issued by the examiners, Tessera will have the opportunity to submit a response to the examiners for their consideration, after which the examiners may either reopen the prosecution of the patent or allow Tessera to file a Notice of Appeal with the Board of Patent Appeals and Interferences.

The claims of a patent undergoing reexamination are valid until a reexamination certificate cancelling the claims is issued. A certificate can only be issued after all actions closing prosecution are concluded, and all appeals have been exhausted.

Tessera is asserting the ‘326 patent in two investigations pending in the U.S. International Trade Commission (ITC) against a number of companies. The first of those actions was completed on July 18, 2008. The second action is scheduled for a 7-day hearing to begin on February 5, 2009.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, include more information about factors that could affect the company’s financial results.

# # #

Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.